Exhibit 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the indicated periods:

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
          ($000'S, EXCEPT THE RATIO)


                                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                                     -------------------------------------------------------
                                                                       2004        2003       2002        2001        2000
                                                                     --------    --------    -------    --------     -------
EARNINGS:
  EARNINGS FROM CONTINUING OPERATIONS(1) .......................     $245,695    $ 76,471    $14,063    $ 82,122     $49,858
ADD:
  FIXED CHARGES(2) .............................................       53,849      40,586     34,737      34,438      47,666
  AMORTIZATION OF CAPITALIZED INTEREST(3) ......................          552         480        307         281         255
  DISTRIBUTIONS FROM JOINT VENTURES(4) .........................           --          --         --       2,494       1,209
SUBTRACT:
  CAPITALIZED INTEREST .........................................       (3,717)     (1,230)    (3,114)     (4,052)       (946)
                                                                     --------    --------    -------    --------     -------
  TOTAL EARNINGS ...............................................     $296,379    $116,307    $45,993    $115,283     $98,042
                                                                     --------    --------    -------    --------     -------
FIXED CHARGES:(2)
  INTEREST EXPENSE .............................................       31,359      21,895     22,478      19,303      25,806
  CAPITALIZED INTEREST .........................................        3,717       1,230      3,114       4,052         946
  CAPITALIZED EXPENSE RELATING TO DEBT .........................       12,778      10,234      1,466       4,354       7,030
  ESTIMATE OF INTEREST IN RENTAL EXPENSE .......................        5,995       7,227      7,679       6,729      13,884
                                                                     --------    --------    -------    --------     -------
TOTAL FIXED CHARGES ............................................     $ 53,849    $ 40,586    $34,737    $ 34,438     $47,766
                                                                     --------    --------    -------    --------     -------
RATIO OF EARNINGS TO FIXED CHARGES .............................        5.50x       2.87x      1.32x       3.35x       2.06x



     The ratio of earnings to fixed charges were calculated based on information from our records. For purposes of these tables, "earnings" is calculated by adding: (1) pre-tax income from continuing operations before income or loss from equity investees; (2) fixed charges; (3) amortization of capitalized interest; and (4) distributed income of equity investees; and then subtracting: capitalized interest. "Fixed charges" is calculated by adding: (1) interest expensed and capitalized; (2) amortized capitalized expenses related to indebtedness; and (3) an estimate of the interest within rental expense. The term "equity investees" means investments that we account for using the equity method of accounting.